ARTICLES OF ORGANIZATION OF
HELIWORKS LLC

The undersigned, acting at the direction of and on behalf of one or more persons desiring to be members of, and having agreed to form, Heliworks LLC, as a limited liability company pursuant to the Florida Limited Liability Company Act, does hereby acknowledge and certify to the following:
1. The name of the limited liability company is: Heliworks LLC (the "Company").

2.	The address of the Company's registered office is 1200 South Pine Island Road, Plantation, Florida 33324, and the name of the registered agent at that address is CT Corporation System.

3.	The principal office address of the Company is 2400 Airport Boulevard, Pensacola, Florida 32504.

4.
The rights and authority of the member or members of the Company are governed by a separate written operating agreement, and no member of the Company, solely by virtue of being a member, shall have authority to bind the Company.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization as of July 9, 2012.

/s/ William T. Kansky
William T. Kansky

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent as provided for in the Florida Limited Liability Company Act.

CT Corporation System, as registered agent

/s/ Rhiannon Lawler
Name: Rhiannon Lawler
Title: Vice President and Assistant Secretary

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